As filed with the Securities and Exchange Commission on ____, 1999

                                       Registration No. __________

==================================================================

                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549

                          --------------
                   POST-EFFECTIVE AMENDMENT NO. 1
                                TO
                             FORM S-8
                      REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933

                          --------------
                         CBRL GROUP, INC.
       (Exact name of registrant as specified in its charter)

   Tennessee                                   62-1749513
(State or other jurisdiction                (U.S. Employer
of incorporation or organization)          Identification No.)

106 Castle Heights Avenue N.
Lebanon, Tennessee                                37087
(Address of Principal Executive Offices)        (Zip Code)

                          --------------

                          CBRL GROUP, INC.
               AMENDED AND RESTATED STOCK OPTION PLAN
                          CBRL GROUP, INC.
             AMENDED AND RESTATED 1989 STOCK OPTION PLAN
                     FOR NON-EMPLOYEE DIRECTORS
                          CBRL GROUP, INC.
             AMENDED AND RESTATED 1987 STOCK OPTION PLAN
                          CBRL GROUP, INC.
      AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN OF 1982
                      (Full Title of the Plans)

                           --------------

                       James F. Blackstock, Esq.
            Vice President, Secretary and General Counsel
                          CBRL Group, Inc.
                         305 Hartmann Drive
                       Lebanon, Tennessee 37087
                             (615) 444-5533
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          --------------
                             Copies to:

                   Clifford A. Roe, Jr., Esq.
                   Susan B. Zaunbrecher, Esq.
                     Dinsmore & Shohl LLP
                     255 East Fifth Street
                     Cincinnati, Ohio 45202
                        (513) 977-8200


                       EXPLANATORY NOTE
           POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8


     This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), to reflect the creation of a holding company structure within which the business of Cracker Barrel Old County Store, Inc., a Tennessee corporation ("Cracker Barrel") will be conducted as a wholly-owned subsidiary of CBRL Group, Inc., a Tennessee corporation ("Registrant"). The creation of the holding company structure was effected pursuant to a Plan of Merger (the "Plan of Merger") by and among CBRL Acquisition Corp., a Tennessee corporation and a wholly-owned subsidiary of Registrant ("Acquisition Corp."), Cracker Barrel and Registrant. The Plan of Merger provided for, among other things, the merger (the "Merger") of Acquisition Corp. with and into Cracker Barrel, with Cracker Barrel as the surviving corporation. The Plan of Merger was approved by the shareholders of Cracker Barrel at their Annual Meeting on November 24, 1998.

     As a result of the Merger, which became effective on December 31, 1998, Cracker Barrel became a wholly-owned subsidiary of Registrant. Each share of common stock, par value $.50 per share, of Cracker Barrel issued and outstanding was converted into and exchanged for one share of common stock, par value $.01 per share, of Registrant.

     In accordance with Rule 414 under the Securities Act, Registrant, as the successor issuer to Cracker Barrel, hereby expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The Amended and Restated Option Plan, 1989 Stock Option Plan for Non-Employee Directors, 1987 Stock Option Plan, and Incentive Stock Option Plan of 1982 (the "Plans") to which this Registration Statement relates shall be known as the CBRL Group, Inc. Amended and Restated Stock Option Plan, CBRL Group, Inc. Amended and Restated 1989 Stock Option Plan for Non-Employee Directors, CBRL Group, Inc. Amended and Restated 1987 Stock Option Plan and CBRL Group, Inc. Amended and Restated Incentive Stock Option Plan of 1982. The Plans continue to cover employees of Cracker Barrel. However, shares of common stock issued in accordance with the Plans shall be shares of the common stock of Registrant rather than shares of common stock of Cracker Barrel.

     The applicable registration fees were paid at the time of the original filing of this Registration Statement.

SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, State of Tennessee on June 9, 1999.

                                   CBRL GROUP, INC.


                                   By:/s/ Dan W. Evins
                                      ---------------------------
                                      Dan W. Evins
                                      Chairman and Chief Executive
                                      Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.


Principal Executive Officer:



/s/ Dan W. Evins                              June 9, 1999
---------------------------
Dan W. Evins
Chairman and Chief Executive Officer


Principal Financial and Accounting Officer:


/s/ Michael A. Woodhouse                      June 9, 1999
---------------------------
Michael A. Woodhouse
Chief Financial Officer and Treasurer

Directors:                              Date:


/s/ James C. Bradshaw                         June 9, 1999
---------------------------
James C. Bradshaw

/s/ Robert V. Dale                            June 9, 1999
---------------------------
Robert V. Dale


/s/ Dan W. Evins                              June 9, 1999
---------------------------
Dan W. Evins


/s/ Edgar W. Evins                            June 9, 1999
---------------------------
Edgar W. Evins


/s/ Robert C. Hilton                          June 9, 1999
---------------------------
Robert C. Hilton


/s/ Charles E. Jones, Jr.                     June 9, 1999
---------------------------
Charles E. Jones, Jr.


/s/ Charles T. Lowe, Jr.                      June 9, 1999
---------------------------
Charles T. Lowe, Jr.


/s/ B.F. Lowery                               June 9, 1999
---------------------------
B.F. Lowery


/s/ Gordon L. Miller                          June 9, 1999
---------------------------
Gordon L. Miller


/s/ Martha M. Mitchell                        June 9, 1999
---------------------------
Martha M. Mitchell


/s/ Jimmie D. White                           June 9, 1999
---------------------------
Jimmie D. White